EXHIBIT 99.1

Exponent Reports Fourth Quarter and Fiscal Year 2010 Results

MENLO PARK, Calif., Feb. 2, 2011 (GLOBE NEWSWIRE) -- Exponent, Inc. (Nasdaq:EXPO) today reported financial results for the fourth quarter and fiscal year ended December 31, 2010.

For the fourth quarter of 2010, total revenues increased 20% to $62,602,000, as compared to $51,979,000 in the same period one year ago. Revenues before reimbursements increased 15% to $54,625,000, as compared to $47,688,000 in the fourth quarter of 2009.  Net income for the fourth quarter of 2010 was up 37% to $6,182,000, or $0.41 per diluted share, as compared to $4,511,000, or $0.30 per diluted share, reported in the fourth quarter of 2009.  EBITDA1 in the fourth quarter of 2010 increased 35% to $11,749,000, as compared to $8,722,000 in the fourth quarter of 2009.

For fiscal year of 2010, total revenues increased 9% to $248,753,000, as compared to $227,882,000, in fiscal year of 2009.  Revenues before reimbursements increased 8% to $221,860,000, as compared to $205,714,000 in the same period of last year. Net income was up 24% to $27,521,000, or $1.83 per diluted share, as compared to $22,127,000, or $1.47 per diluted share, reported in the prior year period. EBITDA1 increased 25% to $50,833,000, as compared to $40,759,000 in 2009.

During 2010, Exponent generated $36.1 million in cash flow from operations, repurchased $6.9 million of its common stock, and closed the year with $106.5 million in cash, cash equivalents and short-term investments.

"We are very pleased with our performance in the fourth quarter which concluded a strong year of revenue growth and profitability," commented Dr. Paul Johnston, President and CEO. "We had notable performances in the fourth quarter and 2010 in our defense technology development, mechanics and materials, and human factors practices, as well as our environmental and health groups. We entered the year with a focus on managing headcount toward the goal of improving utilization one percentage point, but with the addition of some large assignments we realized a significant improvement from 66% to 70% utilization for the full year.

"During the year we were engaged by our clients on some major investigations. We leveraged our unique engineering and scientific consulting expertise to address the key technical issues, as well as the potential health and environmental impacts.   In 2010, we were also successful in expanding our client base in defense technology development to include three European countries.   Throughout the year we had a big push forward in regulatory compliance services as we helped clients complete the necessary scientific studies to meet the first major milestone in complying with the REACH regulation in the European Union.

"As we look at 2011, we expect growth in revenue before reimbursements for the first half of the year to be in the high single to low double digits and the full year growth to be in the mid single digits. This takes into consideration the high hurdle created by the strong performance we had in the back half of 2010 as the result of some exceptionally large projects. As we move to the next phase of these projects and continue to expand our capabilities we expect utilization for 2011 to be in the high sixties and as a result we expect a slight decrease in the EBITDA1 margin.  We believe that Exponent continues to differentiate itself as a multidisciplinary engineering and scientific consulting firm with unparalleled technical expertise and experience. We are excited about the opportunities to expand our business and continue to improve our operating model over the long term," concluded Dr. Johnston.

Today's Conference Call Information

Exponent will discuss its financial results in more detail on a conference call today, February 2, 2011, starting at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time. The audio on the conference call is available by dialing 877-941-2069 or 480-629-9713. A live webcast of the call will be available on the Investor Relations section of the Company's web site at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent web site, or by dialing 800-406-7325 or 303-590-3030, and entering reservation 4401721#.

About Exponent

Exponent is an engineering and scientific consulting firm providing solutions to complex problems. Exponent's multidisciplinary organization of scientists, physicians, engineers, and business consultants brings together more than 90 technical disciplines to address complicated issues facing industry and government today. The firm has been best known for analyzing accidents and failures to determine their causes, but in recent years it has become more active in assisting clients with human health, environmental and engineering issues associated with new products to help prevent problems in the future.

Exponent may be reached at (888) 656-EXPO, info@exponent.com, or www.exponent.com.

This news release contains, and incorporates by reference, certain "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended thereto under) that are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. Such forward-looking statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. When used in this document and in the documents incorporated herein by reference, the words "anticipate," "believe," "estimate," "expect" and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company's actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include the possibility that the demand for our services may decline as a result of changes in general and industry specific economic conditions, the timing of engagements for our services, the effects of competitive services and pricing, the absence of backlog related to our business, our ability to attract and retain key employees, the effect of tort reform and government regulation on our business, and liabilities resulting from claims made against us. Additional risks and uncertainties are discussed in our Annual Report on Form 10-K under the heading "Risk Factors" and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

1 EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of the measures to GAAP is set forth below.

EXPONENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters Ended December 31, 2010 and January 1, 2010
(unaudited)
(in thousands, except per share data)

	Quarter Ended		Year Ended
	December 31, 2010	January 1, 2010	December 31, 2010	January 1, 2010

Revenues
Revenues before reimbursements	$ 54,625	$ 47,688	$ 221,860	$ 205,714
Reimbursements	7,977	4,291	26,893	22,168

Revenues	62,602	51,979	248,753	227,882

Operating expenses
Compensation and related expenses	36,042	32,736	144,842	140,107
Other operating expenses	5,441	5,423	21,413	21,340
Reimbursable expenses	7,977	4,291	26,893	22,168
General and administrative expenses	3,753	2,767	12,364	11,005

	53,213	45,217	205,512	194,620

Operating income	9,389	6,762	43,241	33,262

Other income
Interest income, net	33	87	198	614
Miscellaneous income, net	1,272	880	3,269	3,145
	1,305	967	3,467	3,759

Income before income taxes	10,694	7,729	46,708	37,021

Income taxes	4,512	3,218	19,187	14,894

Net income	$ 6,182	$ 4,511	$ 27,521	$ 22,127

Net income per share:
Basic	$ 0.43	$ 0.32	$ 1.92	$ 1.56
Diluted	$ 0.41	$ 0.30	$ 1.83	$ 1.47

Shares used in per share computations:
Basic	14,443	14,245	14,354	14,186
Diluted	15,094	14,986	15,069	15,030

EXPONENT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
December 31, 2010 and January 1, 2010
(unaudited)
(in thousands)

	December 31, 2010	January 1, 2010
Assets
Current assets:
Cash and cash equivalents	$ 106,549	$ 67,895
Short-term investments	--	7,490
Accounts receivable, net	72,034	62,662
Prepaid expenses and other assets	10,585	5,789
Deferred income taxes	5,426	4,494
Total current assets	194,594	148,330
Property, equipment and leasehold improvements, net	27,267	29,115
Goodwill	8,607	8,607
Other assets	28,424	20,429
	$ 258,892	$ 206,481

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$ 9,715	$ 4,498
Accrued payroll and employee benefits	41,888	35,822
Deferred revenues	6,131	4,757
Total current liabilities	57,734	45,077
Other liabilities	15,481	9,910
Deferred rent	1,877	1,423
Total liabilities	75,092	56,410

Stockholders' equity:
Common stock	16	16
Additional paid-in capital	96,089	83,808
Accumulated other comprehensive loss	(451)	(367)
Retained earnings	156,086	139,606
Treasury stock, at cost	(67,940)	(72,992)
Total stockholders' equity	183,800	150,071
	$ 258,892	$ 206,481

EXPONENT, INC.
EBITDA and EBITDAS (1)
For the Quarters Ended December 31, 2010 and January 1, 2010
(unaudited)
(in thousands)

	Quarter Ended		Year Ended
	December 31, 2010	January 1, 2010	December 31, 2010	January 1, 2010

Net Income	$ 6,182	$ 4,511	$ 27,521	$ 22,127

Add back (subtract):

Income taxes	4,512	3,218	19,187	14,894
Interest income, net	(33)	(87)	(198)	(614)
Depreciation and amortization	1,088	1,080	4,323	4,352

EBITDA (1)	11,749	8,722	50,833	40,759

Stock-based compensation	1,925	1,494	9,257	7,931

EBITDAS (1)	$ 13,674	$ 10,216	$ 60,090	$ 48,690

(1) EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation.  The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to compliment operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.

CONTACT: Exponent
         (888) 656-EXPO
         info@exponent.com
         www.exponent.com